Exhibit 3.2

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.01

OF

CAPITAL SENIOR LIVING CORPORATION

On November 3, 2021, the Board of Capital Senior Living Corporation, a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 41,250 authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Board hereby authorizes a series of preferred stock, par value $0.01 per share, of the Company, classified as “Series A Convertible Preferred Stock” consisting of 41,250 shares, and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below, and the consent rights set forth in Section 4 of the Investor Rights Agreement, solely to the extent a holder of Series A Convertible Preferred Stock has such consent rights, and solely to the extent such consent rights remain in effect thereunder.

SECTION 1. Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 41,250. That number from time to time may be increased, with the approval of the holders of a majority of the shares of the outstanding Series A Preferred Stock, voting as a separate class, or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividends and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”), and junior to all existing and future indebtedness and other non-equity claims on the Company; and

(c) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, other than Parity Stock and Senior Stock (such Capital Stock, “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:

“A&R Investment Agreement” means that certain Amended and Restated Investment Agreement, dated as of October 1, 2021, between the Company and Investors, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Certificate of Designations, the Company and its Subsidiaries shall not be deemed to be Affiliates of Investors or any of their respective Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning,” or the “beneficial owner” of any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person into Common Stock).

“Applicable Price” means a price per share of Common Stock that is the greater of (a) the Current Market Price and (b) the Conversion Price.

“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Texas are authorized or required by law, regulation or executive order to be closed (other than Lincoln’s Birthday or Election Day, which shall be considered Business Days).

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time in accordance with applicable law and the Investor Rights Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Amendment dated August 27, 1999, the Certificate of Amendment dated December 11, 2020 and the Certificate of Amendment dated November 3, 2021 and as may be further amended from time to time in accordance with applicable law and the Investor Rights Agreement.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in this Section 3), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity that directly or indirectly wholly owns such surviving Person immediately after such transaction;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c) the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Company under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders or otherwise relating to any indebtedness for borrowed money of the Company in an aggregate principal amount of $45,000,000 or more or any other series of preferred equity interests; provided that the occurrence of any such “change in control” or “fundamental change” shall not be considered for purposes of this clause (c) to the extent that (i) Investor A has provided its prior written consent pursuant to the Investor Rights Agreement, as applicable, or (ii) Investor A no longer has the rights set forth in Section 4 of the Investor Rights Agreement.

“Change of Control Notice” has the meaning set forth in Section 10(a).

“Change of Control Price” means, for any share of Series A Preferred Stock, an amount in cash equal to the greater of (a) one hundred percent (100%) of the Liquidation Preference for such share as of the Change of Control Repurchase Date and (b) the amount of cash, securities or other property (such securities or other property having a value equal to its Fair Market Value) such Holder would have received in respect of the number of shares of Common Stock that would have been issued upon conversion of such share of Series A Preferred Stock if such conversion were to occur on the effective date of, and immediately prior to consummation of, the Change of Control.

“Change of Control Repurchase Date” means, in respect of any Change of Control, the date upon which the consummation of any transaction resulting in such Change of Control occurs.

“Change of Control Repurchase Notice” means a notice substantially in the form of Exhibit A delivered by a Holder to the Company containing the information, or otherwise complying with the requirements, set forth in Section 10(b).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” means (a) the common stock, $0.01 par value per share, of the Company, and (b) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Company” has the meaning set forth in the preamble above.

“Constituent Person” has the meaning set forth in Section 12(a).

“Conversion Date” means (a) with respect to an Optional Conversion pursuant to Section 6, the Optional Conversion Date and (b) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” initially means $40.00 per share of Common Stock; provided, that the Conversion Price is subject to adjustment pursuant to Section 11. Each reference in this Certificate of Designations to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price as of immediately before the close of business on such date.

“Covered Repurchase” has the meaning set forth in Section 11(a)(vii).

“Current Market Price” means, as of any date of determination, the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such date, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distributed Property” has the meaning set forth in Section 11(a)(ii).

“Distribution Transaction” means any dividend, distribution, or other transaction providing equity securities of a Subsidiary of the Company to holders of Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend, distribution or other transaction providing equity securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend” has the meaning set forth in Section 4(c)(i).

“Dividend Payment Date” has the meaning set forth in Section 4(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Exchange Property Unit” has the meaning set forth in Section 12(a).

“Expiration Date” means the last day on which tenders or exchanges may be made pursuant to a tender offer or exchange offer contemplated by Section 11(a)(vii) (as such date may be amended).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board or an authorized committee thereof, in each case, acting in good faith, (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Holder” means a Person in whose name any Series A Preferred Stock is registered in the Register.

“Indebtedness” means, with respect to any Person, without duplication (a) any indebtedness of such Person for borrowed money; (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under any financing leases; (d) all liabilities secured by any Encumbrance (as defined in the Investor Rights Agreement) on any real property owned by such Person even though such Person has not assumed or otherwise become personally liable for the payment thereof; (e) any obligation under any factoring, securitization or other similar facility or arrangement; (f) any reimbursement obligation with respect to drawn letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities; (g) any obligation issued or assumed as the deferred purchase price of property; (h) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations; and (i) all guaranties of such Person in respect of Indebtedness of others.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing selected by the Company; provided, however, that such firm or consultant shall not be an Affiliate of the Company or Investors and shall not have been engaged by or provided services to, in any material capacity, the Company or any of its Affiliates, during the three years immediately preceding the engagement in question.

“Investors” means Investor A and Conversant Dallas Parkway (B) LP.

“Investor A” means Conversant Dallas Parkway (A) LP.

“Investor Board Representative” means an individual nominated by the Board as an “Investor Board Representative” for election to the Board pursuant to Section 1 of the Investor Rights Agreement.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of November 3, 2021, between the Company, Silk Partners LP and Investors, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Liquidation Preference of such share pursuant to Section 4(c), plus the sum of all accrued and unpaid Preferred Dividends and Participating Dividends.

“Mandatory Conversion” has the meaning set forth in Section 7(a).

“Mandatory Conversion Date” has the meaning set forth in Section 7(a).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Notice of Redemption” has the meaning set forth in Section 9(b).

“NYSE” means the New York Stock Exchange (or its successor).

“Optional Conversion” has the meaning set forth in Section 6.

“Optional Redemption” has the meaning set forth in Section 9(a).

“Original Issuance Date” means the date of closing pursuant to the A&R Investment Agreement.

“Parity Stock” has the meaning set forth in Section 2(a).

“Participating Dividends” has the meaning set forth in Section 4(b).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Dividends” has the meaning set forth in Section 4(c)(i).

“Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Series A Preferred Stock or Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Series A Preferred Stock or Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Redemption Date” has the meaning set forth in Section 9(b).

“Redemption Price” has the meaning set forth in Section 9(a).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Reorganization Event” has the meaning set forth in Section 12(a).

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the NYSE is open for the transaction of business and on which there has not occurred or existed, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Trigger Event” has the meaning set forth in Section 11(a)(iv).

“Voting Stock” means (a) with respect to the Company, the Common Stock, the Series A Preferred Stock (in accordance with Section 13) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” means, as of any period of determination, the volume-weighted average price per share of Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “CSU <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the first full Trading Day during the applicable period until the close of trading on the last full Trading Day during the applicable period (or if such volume-weighted average price is unavailable, the market price of one (1) share of Common Stock during such period determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose).

SECTION 4. Dividends.

(a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b) Participating Dividends. Holders shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and other distributions, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), paid on the shares of Common Stock as if immediately prior to each Participating Dividend Record Date, all shares of Series A Preferred Stock then outstanding were converted into shares of Common

Stock in accordance with Section 6. Dividends payable pursuant to this Section 4(b) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock, unless the full dividends contemplated by this Section 4(b) are paid substantially at the same time to Holders.

(c) Preferred Dividends.

(i) In addition to the Participating Dividends, each Holder of Series A Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board, dividends accruing daily on the basis of twelve 30-day months and a 360-day year, at the rate of 11% per annum of the Liquidation Preference per share (the “Preferred Dividends” and together with the Participating Dividends, the “Dividends”). The Preferred Dividends shall be cumulative, whether or not declared, shall compound quarterly and subject to Section 4(d) below, shall be paid quarterly in arrears on the last day of March, June, September and December in each year (each, a “Dividend Payment Date”), commencing on the first such date following the Issuance Date for such share of Series A Preferred Stock.

(ii) If a Preferred Dividend is declared by the Board in respect of any Dividend Payment Date, then such Preferred Dividend shall be paid in cash. The Board shall not be required to declare any Preferred Dividends, and any declaration of a Preferred Dividend shall be solely at the discretion of the Board. If the Board does not declare a Preferred Dividend in respect of any Dividend Payment Date, the amount of such accrued and unpaid Preferred Dividend per share of Series A Preferred Stock shall be added to the Liquidation Preference and shall compound quarterly.

(d) Record Date for Dividends. Each Participating Dividend and Preferred Dividend shall be payable to the Holders of Series A Preferred Stock as they appear on the Register at the close of business on the Record Date designated by the Board for such dividends which, in the case of Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock.

(e) Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, including any accrued and unpaid dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iii) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(iv) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(v) distributions of Junior Stock or rights to purchase Junior Stock; or

(vi) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

(f) Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Record Date for any Participating Dividend or Preferred Dividend, the Holder of such shares will not be entitled to any dividend in respect of such Record Date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Record Date for any Participating Dividend or Preferred Dividend but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Record Date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable dividend payment date.

SECTION 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 6. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(d) Accounting for Liquidation Preferences. In determining for purposes of Sections 154 and 170 of the General Corporation Law of Delaware or otherwise whether a distribution by the Company in respect of or relating to Junior Stock or Parity Stock whether by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference of the Series A Preferred Stock and, the liquidation preference or similar priority right of payment upon dissolution, if any, of any series of preferred stock with preferential rights on dissolution senior to the Series A Preferred Stock will be added to the Company’s total liabilities.

SECTION 6. Right of the Holders to Convert. Each Holder shall have the right, at such Holder’s option at any time, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series A Preferred Stock into (a) a number of shares of Common Stock equal to the quotient of (i) the Liquidation Preference of such share of Series A Preferred Stock as of the applicable Optional Conversion Date, divided by (ii) the Conversion Price as of the applicable Optional Conversion Date, and (b) cash in lieu of fractional shares as set out in Section 8(d). The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time, except that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder). If an Optional Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the close of business on the applicable Record Date for such Dividend, notwithstanding the Holder’s exercise of an Optional Conversion, and (y) the amount of such Dividend, if a Preferred Dividend, will not be included in the Liquidation Preference referred to in clause (a) above.

SECTION 7. Mandatory Conversion.

(a) Subject to this Section 7 and the conversion procedures set forth in Section 8, at any time on or after the third anniversary of the Original Issuance Date, the Company may elect, upon the approval of a majority of the independent and disinterested directors of the Board, to convert all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock by delivery to the Holders of a Notice of Mandatory Conversion in accordance with Section 7(b); provided, that the Company shall not be entitled to deliver a Notice of Mandatory Conversion unless the VWAP per share of Common Stock exceeds one hundred fifty percent (150%) of the Conversion Price for the thirty (30) consecutive Trading Days immediately preceding the date of such Notice of Mandatory Conversion, which election shall be irrevocable (the election to convert shares of Series A Preferred Stock pursuant to this Section 7, a “Mandatory Conversion,” and the date upon which the Mandatory Conversion occurs, the “Mandatory Conversion Date”)). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) a number of shares of Common Stock equal to the quotient of (A) the Liquidation Preference of such share of Series A Preferred Stock as of the applicable Mandatory Conversion Date, divided by (B) the Conversion Price as of the applicable Mandatory Conversion Date, and (ii) cash in lieu of fractional shares as set out in Section 8(d). If the Mandatory Conversion Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (x) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the close of business on the applicable Record Date for such Dividend, notwithstanding the Company’s exercise of a Mandatory Conversion, and (y) the amount of such Dividend, if a Preferred Dividend, will not be included in the Liquidation Preference referred to in clause (A) above.

(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”), which notice shall identify the Mandatory Conversion Date, provided that such date shall be no less than five (5) Business Days and no more than twenty (20) Business Days after the date on which the Company delivers the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i) that the Company has exercised its rights to effect a Mandatory Conversion;

(ii) the applicable procedures a Holder must following for issuance of the shares of Common Stock pursuant to Section 8;

(iii) the Mandatory Conversion Date selected by the Company;

(iv) the Conversion Price in effect on the date of the Notice of Mandatory Conversion;

(v) the number of shares of Common Stock that would be issued (and the amount of cash that would be paid in lieu of any fractional share) to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder based upon the Conversion Price referred to in the immediately preceding clause (iv); and

(vi) that shares of Series A Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to Section 6 at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date.

SECTION 8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to receive shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 8:

(i) in the case of an Optional Conversion, complete and sign the conversion notice in the form attached hereto as Exhibit B (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;

(ii) deliver to the Company the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii) if required, furnish such endorsements and transfer document as are reasonably requested by the Company; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 19.

The “Optional Conversion Date” shall mean, with respect to any Optional Conversion, the date on which a Holder complies with the procedures set forth in this Section 8(a).

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Participating Dividends and Preferred Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock other than any Participating Dividends or Preferred Dividends addressed in and payable per the last sentence of Section 6 and Section 7(a), all of which shall continue to accrue until payment. On conversion, such shares of Series A Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and, to the extent applicable, cash as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in this Section 8 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(d)). Such delivery of shares of Common Stock shall be made, at the option of the Holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an Optional Conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Common Stock. To determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

(e) Authorized Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock pursuant to Section 6 or Section 7. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

SECTION 9. Optional Redemption.

(a) The Company may, at its option, irrevocably elect to redeem the Series A Preferred Stock, in whole or, subject to Section 9(d), in part, at any time by delivery of a Notice of Redemption to the Holders in accordance with Section 9(b) (i) on or after the forty-two (42) month anniversary (and before the seventh anniversary) of the Original Issuance Date, at a cash redemption price per share of Series A Preferred Stock equal to the greater of (A) one hundred percent (100%) of the Liquidation Preference as of the Redemption Date and (B) an amount equal to (1) the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock as of the Redemption Date, multiplied by (2) the VWAP of Common Stock for the thirty (30) Trading Days immediately preceding (and not including) the date that the Notice of Redemption is delivered pursuant to Section 9(b) and (ii) on or after the seventh anniversary of the Original Issuance Date, at a redemption price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference as of the Redemption Date (the irrevocable election to redeem shares of Series A Preferred Stock pursuant to this Section 9, an “Optional Redemption”, and the applicable price, the “Redemption Price”). If the Redemption Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date and Dividends have been declared for such Dividend Payment Date, then (A) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series A Preferred Stock as of the close of business on the applicable Record Date for such Dividend, notwithstanding the Company’s exercise of the optional redemption set forth in this Section 9; and (B) the amount of such Dividend, if a Preferred Dividend, will not be included in the Liquidation Preference referred to in clause (ii)(A) above.

(b) Redemption Procedures. If the Company elects to effect an Optional Redemption, the Company shall provide a notice (the “Notice of Redemption”) to each Holder no less than ten (10) Business Days prior to the date fixed by the Board for payment in full of the Redemption Price (the “Redemption Date”). The Notice of Redemption shall include a statement setting forth (i) the Redemption Date, (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by each Holder, the number of shares of Series A Preferred Stock to be redeemed, (iii) the Redemption Price, (iv) the place and procedures for surrendering the certificate (if any) evidencing shares of Series A Preferred Stock to be redeemed in such Optional Redemption and (v) that shares of Series A Preferred Stock subject to Optional Redemption may instead be converted at the option of the Holders thereof pursuant to Section 6 at any time before the close of business on the Business Day immediately before the applicable Redemption Date.

(c) Effectiveness of Redemption. If a Notice of Redemption has been duly given and if, on or before the Redemption Date specified in the notice, the funds necessary for such redemption have been set aside by the Company, separate and apart from its other funds, in trust, for the benefit of the Holders for the pro rata benefit of the Holders of the shares of Series A Preferred Stock so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, Preferred Dividends and Participating Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall cease to be outstanding, and all rights of the Holders of such shares shall terminate, except the right to receive the Redemption Price in respect of all of such Holder’s shares of Series A Preferred Stock.

(d) Partial Redemption. In case of any Optional Redemption of only part of the shares of the Series A Preferred Stock at the time outstanding (each such Optional Redemption, a “Partial Optional Redemption”), the shares to be redeemed shall be selected pro rata among the Holders. Notwithstanding anything in this Section 9 to the contrary, the Company may not make a Partial Optional Redemption unless (i) the aggregate cash redemption price in such Partial Optional Redemption is $5,000,000 or more and (ii) immediately following such Partial Optional Redemption, (A) Investors and their Affiliates beneficially own at least 17% of the outstanding shares of Common Stock of the Company on an as-converted basis (as defined in the Investor Rights Agreement), or (B) no shares of Series A Preferred Stock will remain outstanding.

SECTION 10. Change of Control.

(a) Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).

(b) Investor Repurchase Right upon a Change of Control.

(i) If a Change of Control occurs, then each Holder shall have the right to require the Company to repurchase all, or any portion that is less than all (but represents a whole number), of such Holder’s Series A Preferred Stock on the Change of Control Repurchase Date for a cash purchase price equal to the Change of Control Price.

(ii) In addition to the items set forth in Section 10(a), provided that the Company is not exercising its rights set forth in Section 10(c), the Change of Control Notice shall also set forth (A) the reasonable procedures that a Holder must follow to require the Company to repurchase its Series A Preferred Stock pursuant to this Section 10(b), including the deadline for exercising such right (which shall in no event be less than ten (10) Business Days after delivery of a Change of Control Notice) and the procedures for submitting a Change of Control Repurchase Notice, (B) the expected Change of Control Repurchase Date for such Change of Control, (C) the Change of Control Price per share of Series A Preferred Stock, (D) the place and procedures for surrendering the certificate (if any) evidencing shares of Series A Preferred Stock to be redeemed in such repurchase and (E) whether or not the provisions of Section 10(f) may apply, and if so, specifying the maximum number of outstanding shares of Series A Preferred Stock held by each Holder for which sufficient funds will be available to legally redeem at the Change of Control Price on the Change of Control Repurchase Date.

(iii) To exercise its repurchase right pursuant to this Section 10(b), for any share(s) of Series A Preferred Stock in connection with a Change of Control set out in a Change of Control Notice, the Holder thereof must deliver to the Company: (A) by the deadline specified in the Change of Control Notice in accordance with Section 10(b)(ii) above, a duly completed, written Change of Control Repurchase Notice with respect to such share(s) that sets forth (x) the certificate number(s) of any certificate(s) representing such shares, (y) that such Holder is exercising its repurchase rights with respect to such share(s), and (z) acknowledgment that shares of Series A Preferred Stock covered by a Holder’s Change of Control Repurchase Notice that has been duly tendered and for which there are sufficient funds to legally redeem on the Change of Control Repurchase Date may not be converted into Common Stock; and (B) such share(s) duly endorsed for transfer (to the extent such share(s) are represented by one or more certificates).

(iv) Notwithstanding anything to the contrary contained in this Section 10, for purposes of this Section 10(b), a “Change of Control” shall not include any transaction in which shares of Common Stock are exchanged for, or converted into, solely equity securities, and not cash, other types of securities, or other property.

(c) Company Redemption Right upon a Change of Control.

(i) If a Change of Control occurs in which the Change of Control Price in respect of a share of Series A Preferred Stock exceeds an amount equal to 150% of the Liquidation Preference in respect of such share of Series A Preferred Stock as of the date of a Change of Control Notice, the Company shall have the right, at its sole option, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock solely for cash at the Change of Control Price.

(ii) The Company may exercise its redemption option pursuant to this Section 10(c) in connection with a Change of Control by delivering a Change of Control Notice to each Holder setting forth the matters set forth in Section 10(a) and the following: (A) that the Company is exercising its option to redeem shares of Series A Preferred Stock pursuant to this Section 10(c), (B) the expected Change of Control Repurchase Date for such Change of Control, (C) the Change of Control Price per share of Series A Preferred Stock, (D) the Liquidation Preference per share of Series A Preferred Stock as of the date of the Change of Control Notice, and (E) the procedures that a Holder must follow to surrender shares of Series A Preferred Stock in exchange for the Change of Control Price.

(d) Payment of the Change of Control Price. The Company will cause the Change of Control Price for each share of Series A Preferred Stock to be repurchased pursuant to this Section 10 to be paid to the Holder thereof on or before the later of (i) the applicable Change of Control Repurchase Date and (ii) if applicable, the date the certificate, if any, in respect of such share is delivered to the Company or its transfer agent.

(e) Conversion Right. Prior to the consummation of any Change of Control, each Holder shall be entitled, subject to Section 8, to exercise an Optional Conversion in respect of any and all of its Series A Preferred Stock prior to or conditioned upon such Change of Control.

(f) Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 10(b), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 10(b), a number of shares of Series A Preferred Stock with an aggregate Change of Control Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. In connection with any Change of Control, the Company shall take all actions to permit the purchase of all shares of Series A Preferred Stock on the Change of Control Repurchase Date that it reasonably believes is permitted under Delaware law and will not render the Company insolvent. The Company shall not take any action that materially impairs the Company’s ability to pay the Change of Control Price when due until the entire amount of the Change of Control Price is paid in full. If the Company fails to pay the Change of Control Price in full when due in accordance with this Section 10 in respect of some or all of the shares of Series A Preferred Stock to be redeemed pursuant to this Section 10, the Company will pay Preferred Dividends on such shares not repurchased at a rate equal to 14% per annum, accruing daily from such date until the Change of Control Price is paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, if a Change of Control occurs at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition.

SECTION 11. Anti-Dilution Adjustments.

(a) Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Price if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11, without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Price multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i) Common Stock Dividend, Distribution or Combination. The issuance of Common Stock as a dividend or distribution to the holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;

CP1 = the new Conversion Price in effect immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this Section 11(a)(i) shall be effective immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Price that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

(ii) Dividend or Distribution of Property. The Company shall, by dividend or otherwise, distribute to the holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 11(a)(i); (B) Distribution Transactions as to which Section 11(a)(iii) shall apply; (C) dividends or distributions paid exclusively in cash as to which Section 11(a)(viii) shall apply; (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(iv) shall apply; and (E) rights, options or warrants as contemplated by Section 11(a)(vi) as to which Section 11(a)(vi) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 – FMV) / SP0]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CP1 = the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each Holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such Holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such Holder, the amount of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the number of shares into which such Holder’s shares of Series A Preferred Stock are convertible as of the Record Date for such dividend or distribution.

Any adjustment made pursuant to this Section 11(a)(ii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iii) Distribution Transaction. The Company effects a Distribution Transaction, in which case the Conversion Price in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the effective date of the Distribution Transaction;

CP1 = the new Conversion Price in effect immediately after the close of business on the effective date of the Distribution Transaction;

FMV = the volume-weighted average price for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series A Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and

MP0 = the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction.

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Price is required under this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

(iv) Stockholder Rights Plan. If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Price will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Common Stock as described in Section 11(a)(vi), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 11(a)(i) or Section 11(a)(ii), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 11(a)(iv), no adjustment shall be required to be made to the Conversion Price with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(v) Issuances of Common Stock Below Applicable Price. If the Company issues or sells any shares of Common Stock at a price per share of Common Stock that is less than the Applicable Price on the date the Company fixes the offering price of such Common Stock, the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 x [[(OS0 x AP) + AC] / [(OS0 + X) x AP]]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the date of such issuance or sale;

CP1 = the new Conversion Price in effect immediately after the close of business on the date of such issuance or sale;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the date of such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable (A) upon exercise of options outstanding immediately prior to such issuance or sale (B) or upon conversion or exchange of convertible securities of the Company (including the Series A Preferred Stock) outstanding immediately prior to such issue), but in each such case described in the foregoing clause (A) or clause (B) only if the exercise price, conversion price or effective exchange price is less than the Current Market Price;

AP = the Applicable Price;

X = the total number of shares of Common Stock issued or sold; and

AC = the aggregate consideration received by the Company upon such issuance or sale.

(vi) Distribution of Rights, Options or Warrants. The dividend, distribution or other issuance to the holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(iv) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share that is less than the Applicable Price as of the Record Date for such issuance, in which event the Conversion Price will be increased based on the following formula:

CP1 = CP0 x [(OS0 + Y) / (OS0 + X)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance;

CP1 = the new Conversion Price in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Applicable Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this Section 11(a)(vi), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this Section 11(a)(vi) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(vii) Tender or Exchange Offer. The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(iii)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, through an “accelerated share repurchase” on customary terms or in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including the Trading Day next succeeding the Expiration Date in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(MP0 x OS0) / [FMV + (MP0 x OS1)]]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Expiration Date;

CP1 = the new Conversion Price in effect immediately after the close of business on the Expiration Date;

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase;

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase; and

MP0 = the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date.

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Price is required under this Section 11(a)(vii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(vii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(vii).

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(viii) Cash Dividend or Distribution. The Company makes a cash dividend or distribution to holders of the Common Stock, the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(SP0 – C) / SP0]

where,

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CP1 = the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and

C = the amount in cash per share of Common Stock the Company distributes to holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each Holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such Holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such Holder, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the number of shares into which such Holder’s shares of Series A Preferred Stock are convertible as of the Record Date for such dividend or distribution.

Any adjustment made pursuant to this Section 11(a)(viii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Price that would then be in effect if such had dividend or distribution not been declared.

(b) Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required, unless such adjustment would require an increase or decrease of at least $0.01 of the Conversion Price; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than $0.01 that has not been made will be made upon any Conversion Date.

(c) When No Adjustment Required.

(i) Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii) Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii) No adjustment to the Conversion Price will be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security if the option, warrant, right or exercisable, exchangeable or convertible security (x) is outstanding on the date of the A&R Investment Agreement or (y) has previously given rise to an adjustment under this Section 11;

(D) with respect to the Series A Preferred Stock held by any Holder, for transactions in which such Holder participates in accordance with Sections 4(b) and/or 11(a);

(E) for a change solely in the par value of the Common Stock;

(F) upon any issuance of securities pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction; or

(G) upon the issuance of Common Stock upon conversion of the Series A Preferred Stock.

(d) Successive Adjustments. After an adjustment to the Conversion Price under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Price as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Tax Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Price, in addition to those required by this Section 11, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Company stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 11(f):

(i) compute the adjusted applicable Conversion Price in accordance with this Section 11; and

(ii) (A) in the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 11 (but only if the action of the type described in this Section 11 would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series A Preferred Stock), the Company shall, at the time of such notice or announcement, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series A Preferred Stock or (B) in the event that the Company does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more provisions of this Section 11 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and

(iii) whenever the Conversion Price shall be adjusted pursuant to one or more provisions of Section 11, the Company shall, as soon as practicable following the determination of the revised Conversion Price, (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (B) cause a copy of such statement to be sent to each Holder.

SECTION 12. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event” and the cash, securities or other property into which the Common Stock is changed, converted or exchanged, the “Exchange Property” and the amount and kind of Exchange Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, from and after the effective time of such Reorganization Event, without the consent of the Holders, each share of Series A Preferred Stock will remain outstanding (unless converted in accordance with Section 12(d)) and (A) the consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in Section 11 or in this Section 12, or in any related definitions, were instead a reference to the same number of Exchange Property Units; (B) for purposes of Sections 6, 7 and 9, each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Exchange Property Units (and the terms of any conversion shall be based upon the Liquidation Preference at the time of such subsequent conversion); and (C) other references to “Common Stock” shall refer to the Exchange Property with appropriate adjustment to preserve, to the greatest extent possible (so long as there is no detrimental effect to the Holders), the economic and other rights in respect of the Series A Preferred Stock granted by this Certificate of Designations and the A&R Investment Agreement; provided, however, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), (x) if the Holders of Common Stock were entitled to make an election as to the kind or amount of securities, cash or other property to be received in consideration for Common Stock, a similar election right will be provided to the Holders, and (y) the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than twenty (20) Business Days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e) Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 10 shall take precedence over this Section 12 to the extent there is any inconsistency between such sections.

SECTION 13. Adverse Changes; Voting Rights.

(a) Adverse Changes. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class:

(i) amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or Bylaws in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock;

(ii) amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) this Certificate of Designations in any manner;

(iii) amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations), or take any other action, in each case, to authorize (or increase the number of authorized shares of), create, classify, reclassify or issue any Parity Stock (or any additional shares of Series A Preferred Stock) or Senior Stock; or

(iv) solely for so long as Investor A has the rights set forth in Section 4 of the Investor Rights Agreement, other than refinancings of existing Indebtedness on substantially the same commercial terms, for any given calendar year, incur Indebtedness such that the aggregate amount of Indebtedness of the Company and its Subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of Indebtedness of the Company and its Subsidiaries in the prior year as of December 31 (for purposes of 2022, the reference amount of Indebtedness for the prior calendar year shall be the aggregate amount of Indebtedness of the Company immediately following the closing of the sale of the Series A Preferred Stock pursuant to the A&R Investment Agreement).

(b) Voting Rights.

(i) The Holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to Section 6 as of the Record Date for the determination of stockholders entitled to vote on such matters or, if no such Record Date is established, as of the date such vote is taken or any written consent of stockholders is solicited. The Holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the Bylaws as if they were holders of record of Common Stock for such meeting.

(ii) Each Holder of Series A Preferred Stock will have one (1) vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(iii) For so long as any share of Series A Preferred Stock remains issued and outstanding, the Holders shall be entitled to vote as a single class on any amendment to this Certificate of Designations that relates solely to the terms of the Series A Preferred Stock and holders of shares of Common Stock or shares of Preferred Stock, other than Series A Preferred Stock, shall not be entitled to vote thereon.

(iv) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, the Holders shall have the exclusive consent and voting rights set forth in Section 13(a), and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

(v) Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights.

SECTION 14. Status of Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

SECTION 15. Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 16. Creation of Capital Stock. Subject to Section 13(a), the Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 17. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 18. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed transfer agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, appoint any other Person to serve as transfer agent, conversion agent, registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 19. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than the name in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall use commercially reasonably efforts to notify the Holders of any amounts expected to be deducted and withheld pursuant to the preceding sentence reasonably prior to the relevant payment date and the basis for such deduction and withholding and shall reasonably cooperate with the applicable Holders to reduce or eliminate any such deductions and withholdings to the extent permitted under applicable law.

(c) Tax Treatment. The Series A Preferred Stock is intended to be treated as common stock that does not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Company shall apply the provisions of this Certificate of Designations consistent with such intention.

SECTION 20. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the receipt thereof. Notices referred to herein shall be addressed as follow: (a) if to the Company, to its office at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 (Attention: General Counsel), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (b) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (c) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 21. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 22. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 23. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

SECTION 24. No Other Rights. Except as expressly provided in any agreement between a Holder and the Company, the Series A Preferred Stock will have no rights, preferences or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as provided by applicable law.

SECTION 25. Legends. The shares of Series A Preferred Stock and any securities issued or issuable with respect to such securities by way of stock dividend or stock split, or in connection with a combination of shares, conversion of such securities, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control or other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS WHICH IS AVAILABLE.

The legend set forth above shall be removed and the Company shall issue a certificate without a legend to the Holder of any such securities upon which it is stamped, if (a) such securities are registered for resale under an effective registration statement filed under the Securities Act, (b) such securities are eligible for resale pursuant to Rule 144 promulgated under the Securities Act, or (c) such securities are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it and any other documentation reasonably requested by the Company with respect to such exemption. In connection with an instruction to remove the legend triggered by the circumstances described in the foregoing clauses (a) and (b), the Company shall cause its legal counsel to deliver an opinion, if necessary, to the transfer agent to the effect that removal of such restrictive legends in such circumstances may be effected in compliance with the Securities Act, which opinion may be conditioned upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent.

[Signature Page Follows]

This Certificate of Designations has been approved by the Board in the manner and by the vote required by law.

The undersigned acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Senior Vice President, Secretary and General Counsel on this 3rd day of November, 2021.

ATTEST:		CAPITAL SENIOR LIVING CORPORATION

By:	/s/ David R. Brickman	By:	/s/ Kimberly S. Lody
Name:	David R. Brickman	Name:	Kimberly S. Lody
Title:	Senior Vice President, Secretary and	Title:	President and Chief Executive Officer
General Counsel

Exhibit A

CAPITAL SENIOR LIVING CORPORATION

CHANGE OF CONTROL REPURCHASE NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Capital Senior Living Corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby acknowledges receipt of a Change of Control Notice from the Company and hereby exercises its Change of Control repurchase right with respect to the shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company indicated below. The undersigned acknowledges that the shares of Series A Preferred Stock listed below, when duly tendered and for which there are sufficient funds to legally redeem on the Change of Control Repurchase Date, may not be converted into shares of Common Stock, par value $0.01 per share, of the Company. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Certificate of Designations.

Legal name of Holder: _____________________________________________________________________________________

Number of shares of Series A Preferred Stock to be repurchased: ___________________________________________________

Share certificate no(s). of Series A Preferred Stock to be repurchased: _______________________________________________

Tax ID Number (if applicable): ______________________________________________________________________________

Payment Instructions for payment of Change of Control Price:

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

Dated:

Exhibit B

CAPITAL SENIOR LIVING CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Capital Senior Living Corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company indicated below into shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [•]].

Date of Conversion (if applicable): ___________________________________________________________________________

Number of shares of Series A Preferred Stock to be converted: _____________________________________ _______________

Share certificate no(s). of Series A Preferred Stock to be converted: _________________________________________________

Tax ID Number (if applicable): ______________________________________________________________________________

Please confirm the following information:

Conversion Price: _________________________________________________________________________________________

Number of shares of Common Stock to be issued: __________________________________________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

Authorization: ____________________________________

Account Number (if electronic book entry transfer):  _____________________________________________________________

Transaction Code Number (if electronic book entry transfer): ______________________________________________________

Payment Instructions for cash payment in lieu of fractional shares:

By:

Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:

Authorized Signatory

Dated: